UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 20, 2013

LaserLock Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	0-31927 (Commission File Number)	23-3023677 (I.R.S. Employer Identification No.)

3112 M Street NW
Washington, D.C.	20007
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (202) 400-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2013, Giles Kyser accepted the position of Chief Operating Officer of LaserLock Technologies, Inc. (the “Company”).

Mr. Kyser, 51, most recently served as the President and Chief Executive Officer of One Honor Solutions, after serving as a senior executive with M.I.C. Industries, Inc. Prior to his position with M.I.C. Industries, Inc., Mr. Kyser served as the President and Chief Executive Officer for SELEX Galileo Inc., where he developed a ground-breaking new strategy that established the company as a player in the special operations training and aircraft integration market. Mr. Kyser retired as a Colonel with the United States Marine Corps in 2009 after a long and distinguished career during which he received numerous personal awards.

Pursuant to the terms of the offer letter agreed to between the Company and Mr. Kyser on September 24, 2013, Mr. Kyser will receive an annual salary of $150,000. Mr Kyser will also receive 1 million options to purchase shares of common stock of the Company, with an exercise price of $0.15. 500,000 of the options will vest at the end of 12 months. The remaining 500,000 options will vest at the end of 24 months. Mr. Kyser will receive a standard benefits package that includes health insurance and paid vacation time. Mr. Kyser will be an “at-will” employee of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASERLOCK TECHNOLOGIES, INC.

By:	/s/ Neil Alpert
Neil Alpert President and CEO

Dated: September 25, 2013